UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

______________________________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 4, 2009

BioScrip, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-28740	05-0489664
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Clearbrook Road, Elmsford, New York	10523
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (914) 460-1600

________________________________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01                      Entry into a Material Definitive Agreement.

Item 3.03 below is incorporated herein by reference.

Item 3.03                      Material Modification to Rights of Security Holders.

On March 3, 2009, Heartland Advisors, Inc. (“Heartland”) advised management of the Company that it would like to like to acquire additional shares of the Company’s Common Stock such that Heartland’s ownership would exceed 20% of the outstanding shares of the Company Common Stock, the threshold amount for Heartland becoming an Acquiring Person and triggering the occurrence of a “Distribution Date” under the Amended and Restated Rights Agreement (the “Rights Agreement”), dated as of December 3, 2002, between Bioscrip, Inc. (f/k/a/ MIM Corporation), a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, a New York corporation (as amended by Amendment No. 1 dated December 13, 2006, collectively the “Rights Agent”).  In response to this request, on March 4, 2009 the Company entered into the Second Amendment to the Rights Agreement (the “Second Amendment”) to exclude Heartland from the definition of “Acquiring Person” unless it becomes, together with its affiliates and associates, the beneficial owner of 22.5% or more of the outstanding shares of the Company’s common stock, other than as a result of repurchases by the Company of shares of the Company’s common stock.  Under the Rights Agreement, as amended, any person other than Heartland would become an Acquiring Person upon the acquisition, either alone or together with the affiliates and associates of that person, of the beneficial ownership of 15% or more of the outstanding shares of the Company’s common stock.

The foregoing summary of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Second Amendment, a copy of which is filed with this report as Exhibit 10.1.

Item 9.01                      Financial Statements and Exhibits.

(c)  Exhibits.

Exhibit No.	Description of Exhibit
10.1
Second Amendment, dated March 4, 2009, to the Amended and Restated Rights Agreement, dated as of December 3, 2002 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, as Rights Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: March 4, 2009	BIOSCRIP, INC.
By: /s/ Barry A. Posner Barry A. Posner, Executive Vice President Secretary and General Counsel